Exhibit 99.2

CONSENT

I, Joseph M. Murphy, Jr., hereby consent to being named in the proxy statement/prospectus included in the registration statement on Form S-4 filed by OceanFirst Financial Corp. (including any amendments to such registration statement) in connection with the Agreement and Plan of Merger, dated as of August 9, 2019, by and among OceanFirst Financial Corp., Midtown Merger Sub Corp. and Country Bank Holding Company, Inc., as a person who will become a director of OceanFirst Financial Corp. and to the filing of this consent as an exhibit to the registration statement.

Date: September 23, 2019

/s/ Joseph M. Murphy, Jr.
Name: Joseph M. Murphy, Jr.